Exhibit 99.1

For Immediate Release

Contacts:

Ami Knoefler	James R. Goff
Senior Director,	Senior Director,
Corporate and Investor Relations	Investor Relations
(510) 284-8851	(510) 574-1421
ami.knoefler@pdl.com	james.goff@pdl.com

PDL BIOPHARMA ANNOUNCES FOURTH QUARTER

AND FULL YEAR 2005 FINANCIAL RESULTS

— Positive non-GAAP earnings and operating cash flow

for fourth quarter and full year —

— Company provides 2006 financial guidance —

FREMONT, Calif., February 27, 2006 – PDL BioPharma, Inc. (PDL, Nasdaq: PDLI) today reported financial results for the fourth quarter and full year ended December 31, 2005.

“Our product and operating revenue increases, during both the fourth quarter and full year, reflect a growing commercial presence in the acute-care hospital market with three proprietary marketed products in Cardene® IV, Retavase® and IV Busulfex®,” said Mark McDade, Chief Executive Officer, PDL. “In addition, royalty revenues from our partners’ successful breakthrough antibody products continued to grow, and our new alliances with both Biogen Idec and Roche are bringing important expertise and resources to further propel our clinical-stage pipeline. This overall performance led to positive cash flow from operations for the fourth quarter and the year as well as profitability on a non-GAAP basis. We currently expect to sustain positive non-GAAP earnings for the full year 2006, while advancing our growing pipeline and pushing ahead toward our long-term aims.”

PDL’s non-GAAP financial results are based on adjusted EBITDA, and the details of the calculation of these non-GAAP financial measures and reconciliation to GAAP financial results are included in the attached financial tables. These non-GAAP results are based upon earnings before interest income, interest expense, income taxes, depreciation and amortization (EBITDA), further adjusted to exclude certain non-cash and other charges, including acquired in-process research and development, asset impairment charges and stock-based compensation.

2005 Financial Results:

•	PDL reported a GAAP net loss of $23.1 million, or $0.22 per basic and diluted share, in the fourth quarter of 2005 compared with a net loss of $14.6 million, or $0.15 per basic and diluted share, in the fourth quarter of 2004.

•	Fourth quarter 2005 non-GAAP net income was $7.5 million, or $0.07 per basic and $0.06 per diluted share, compared with a non-GAAP net loss of $11.9 million, or $0.12 per basic and diluted share, in the fourth quarter of 2004.

•	For the full year 2005, the GAAP net loss was $149.8 million, or $1.45 per basic and diluted share, compared to $53.2 million, or $0.56 per basic and diluted share in 2004.

•	PDL reported non-GAAP net income for full year 2005 of $16.2 million, or $0.16 per basic and $0.15 per diluted share, compared to a non-GAAP net loss of $42.1 million, or $0.44 per basic and diluted share in 2004.

•	Cash, cash equivalents, marketable securities and restricted investments totaled approximately $333.9 million as of December 31, 2005, compared to $397.1 million as of December 31, 2004.

Total Operating Revenues:

•	Total operating revenues for the 2005 fourth quarter were $83.7 million compared to $22.8 million in the same period of 2004, an increase of 266 percent.

•	PDL achieved net product sales of $39.0 million in the fourth quarter of 2005. Net sales of Cardene® IV, Retavase® and IV Busulfex® for the quarter totaled approximately $36.7 million, while net sales of the four off-patent branded products were approximately $2.3 million. PDL did not report sales from marketed products in 2004.

•	Royalty revenues for the fourth quarter of 2005 increased 67 percent to $33.4 million compared with $19.9 million in the year-ago quarter. PDL currently receives royalties based on worldwide net sales of seven antibody products licensed under PDL’s antibody humanization patents: Avastin™, Herceptin®, Xolair® and Raptiva® from Genentech, Inc.; Synagis® from MedImmune, Inc.; Mylotarg® from Wyeth and Zenapax®, marketed by Roche.

•	License and other revenues during the fourth quarter of 2005 increased to $11.3 million from $2.9 million in the same period of 2004, primarily as a result of revenue recognized under the new Biogen Idec collaboration, including $1.4 million of revenue recognized from amortization of upfront or milestone payments received in prior periods.

•	Full-year 2005 revenues increased to $276.9 million from $96.0 million in 2004, an increase of 188 percent. PDL achieved net product sales of $118.4 million for the full year 2005. Of this, net sales of Cardene IV, Retavase and IV Busulfex for the year totaled $109.1 million, and net sales of four off-patent branded products were $9.3 million. Net product sales reflected approximately nine months of product sales in 2005 following the acquisition of ESP Pharma, Inc. effective March 23, 2005. Full year 2005 royalty revenues rose to $130.1 million from $83.8 million in 2004. License and other revenues increased to $28.4 million in 2005, compared with $12.2 million for the full 12 months of 2004.

Costs and Expenses:

•	Total costs and expenses were $107.8 million in the fourth quarter of 2005, compared with $38.8 million in the fourth quarter of 2004, reflecting the integration of ESP Pharma and Retavase, the initiation of new marketing efforts and expanded clinical development activities. On a non-GAAP basis, total costs and expenses in the fourth quarter of 2005 were $76.0 million compared to $34.7 million in the fourth quarter of 2004.

•	The cost of product sales was $16.8 million in the fourth quarter of 2005 compared with no such costs in the fourth quarter of 2004, when PDL did not yet have marketed products. The non-GAAP cost of product sales was $6.2 million in the 2005 fourth quarter, with the difference due to the exclusion of amortization of certain acquisition-related costs.

•	Research and development expenses increased to $47.0 million in the fourth quarter of 2005, compared with $30.2 million in the year-ago period. The increase reflected expanded clinical trial efforts for Nuvion®, ularitide and daclizumab, manufacturing-related costs and additional personnel in these areas.

•	Selling, general and administrative expenses increased to $28.0 million during the fourth quarter of 2005, compared with $8.6 million in the fourth quarter of 2004, primarily due to selling expenses associated with PDL’s growing sales team as well as the initiation of new promotional efforts late in the third quarter of 2005.

•	Total costs and expenses in the 2005 fourth quarter included asset impairment charges of $16.0 million, primarily related to PDL’s option to re-acquire from Roche rights to Zenapax for prevention of acute renal transplant rejection, which it will not exercise under an expanded collaboration announced in November 2005.

•	Total costs and expenses were $425.3 million for the full year 2005, compared with $154.4 million in 2004. Non-GAAP total costs and expenses were $260.7 million in 2005 compared to $138.6 million for the full 12 months of 2004.

•	For the full year 2005, the cost of product sales was $60.3 million compared with no such costs in 2004, when PDL did not yet have marketed products. The non-GAAP cost of product sales was $24.8 million for the full year 2005, with the difference due to amortization of certain acquisition-related costs.

•	Research and development expenses increased to $172.0 million in 2005, compared with $122.6 million in the full year 2004. The increase reflected expanded clinical development activities for the company’s mid- and late-stage products, manufacturing-related costs and additional personnel in these areas.

•	Selling, general and administrative expenses increased to $82.3 million for the full year 2005, compared with $31.8 million in 2004, primarily due to sales expenses associated with the marketing of Cardene, Retavase and Busulfex following the March 2005 acquisitions of ESP Pharma and Retavase.

Note: PDL’s non-GAAP financial results are based on adjusted EBITDA. Reconciliations of GAAP results to non-GAAP results for the reported periods are included in the tables accompanying this release. Non-GAAP results for the three- and 12-month periods ended December 31, 2005 and 2004 exclude certain non-cash and other charges. For the full year 2005, these consisted primarily of the following: an acquired in-process research and development charge of $79.4 million related to the ESP Pharma acquisition; asset impairment charges of $15.5 million related to the off-patent branded products and of $15.8 million related to the option to re-acquire rights to manufacture and market Zenapax for acute renal transplant rejection; the amortization of intangible assets of $37.6 million associated with the Eos Biotechnology, Inc., ESP Pharma and Retavase acquisitions and the re-acquisition from Roche of rights to develop and market Zenapax in indications other than transplantation; depreciation expenses for fixed assets of $15.4 million; and stock-based compensation charges of $1.0 million. Our non-GAAP results include upfront license and certain milestone payments that are recognized over time, which totaled $9.2 million for the fiscal year related to the Biogen Idec and Roche collaborations.

2006 Forward-looking Guidance:

The following statements are based on current expectations as of February 27, 2006, and PDL undertakes no obligation to update this information. These statements are forward-looking and do not include the potential impact of additional collaborations, material licensing arrangements or other strategic transactions.

•	PDL anticipates total operating revenues for 2006 in a range of approximately $405 million to $435 million, including $175 million to $185 million in net product revenues and $170 million to $180 million in royalties. Revenue guidance also includes license fees and total collaboration revenues (expense reimbursement and the amortization of upfront fees and milestone payments) of approximately $60 million to $70 million.

•	On a non-GAAP basis, PDL anticipates total costs and expenses in 2006 as follows: cost of product sales to be approximately $40 million; research and development expenses in a range of approximately $230 million to $240 million, reflecting significant planned investments for clinical development of later stage and partnered products, as well as select development activities to support currently marketed products; and selling, general and administrative expenses in a range of approximately $90 million to $100 million.

•	For the full year 2006, PDL anticipates adjusted EBITDA in a range of approximately $44 million to $54 million, or on a diluted per share basis, in the range of $0.38 to $0.47. This forward-looking guidance excludes certain non-cash charges based on current estimates for the full year 2006, including the impact of stock option compensation expense in a range of approximately $32 million to $38 million, and the amortization of certain expenses of approximately $44 million related to the acquisitions of ESP Pharma and Retavase, and the re-acquisition from Roche of rights to develop and market Zenapax in indications other than transplantation. Other items that could affect the reconciliation cannot be estimated at this time because they depend upon future events.

•	For the full year 2006, PDL anticipates ending the year with more than $370 million in cash, cash equivalents, marketable securities and restricted investments. This figure includes the repayment of a $30 million note receivable, plus interest, from Exelixis, Inc., expected in May 2006.

* * * * *

The foregoing contains forward-looking statements involving risks and uncertainties and PDL’s actual results may differ materially from those, express or implied, in the forward-looking statements. The forward-looking statements include our expectations regarding financial results, our expectations regarding the continuation of existing and new collaborative agreements, the possibility that the off-patent branded products will be sold and the anticipated sale price for those products, and the timing of clinical developments as well as other statements regarding our expectations. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following: The continued successful integration of ESP Pharma and Retavase as part of PDL, including the retention of the sales force; changes in our development plans as we and our collaborators consider development plans and alternatives; factors affecting the clinical timeline such as enrollment rates and availability of clinical materials; changes in the market due to alternative treatments or other actions by competitors; and variability in expenses particularly on a quarterly basis, due, in principal part, to total headcount of the organization and the timing of expenses. In addition, PDL revenues depend in part on the success and timing of sales of our licensees, including in particular the continued success of Avastin and Herceptin antibody products by Genentech, Inc. as well as the seasonality of sales of Synagis® from MedImmune, Inc. Quarterly revenues may be impacted by our ability to maintain and increase our revenues from collaborative arrangements such as our co-development agreements with Biogen Idec and Roche. Our revenues and expenses would be affected by new collaborations, material patent licensing arrangements or other strategic transactions.

Other factors that may cause our actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in our filings with the Securities and Exchange Commission. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

About PDL BioPharma

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life threatening illnesses. The company currently markets and sells a portfolio of leading products in the acute-care hospital setting in the United States and Canada and generates royalties through licensing agreements with top-tier biotechnology and pharmaceutical companies based on its pioneering humanized antibody technology. Currently, PDL BioPharma’s diverse late-stage product pipeline includes six investigational compounds in Phase 2 or Phase 3 clinical development for hepatorenal syndrome, inflammation and autoimmune diseases, cardiovascular disorders and cancer. For more information, please see our website at www.pdl.com.

PDL BioPharma, the PDL BioPharma logo, Retavase and Busulfex are considered trademarks and Nuvion is a registered U.S. trademark of PDL BioPharma, Inc. Zenapax is a registered trademark of Roche. Cardene is a registered trademark of Hoffmann-La Roche. Herceptin and Raptiva are registered trademarks and Avastin is a trademark of Genentech, Inc. Xolair is a trademark of Novartis AG. Synagis is a registered U.S. trademark of MedImmune, Inc. Mylotarg is a registered U.S. trademark of Wyeth.

Financial tables attached

PDL BIOPHARMA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
(In thousands, except per share data )	2005	2004	2005	2004
Revenues:
Product sales, net	$39,012	$—	$118,449	$—
Royalties	33,373	19,935	130,068	83,807
License and other	11,268	2,894	28,395	12,217

Total revenues	83,653	22,829	276,912	96,024

Costs and expenses:
Cost of product sales	16,776	—	60,257	—
Research and development	46,959	30,199	172,039	122,563
Selling, general and administrative	28,028	8,624	82,295	31,806
Asset impairment charges	16,044	—	31,269	—
Acquired in-process research and development	—	—	79,417	—

Total costs and expenses	107,807	38,823	425,277	154,369

Operating loss	(24,154)	(15,994)	(148,365)	(58,345)

Interest and other income, net	2,781	2,523	9,616	10,212
Interest expense	(2,655)	(1,099)	(10,177)	(5,028)

Loss before income taxes	(24,028)	(14,570)	(148,926)	(53,161)
Income taxes expense (benefit)	(899)	12	868	80

Net loss	$(23,129)	$(14,582)	$(149,794)	$(53,241)

Basic and diluted net loss per share	$(0.22)	$(0.15)	$(1.45)	$(0.56)

Shares used in computation of basic and diluted net loss per share	107,512	95,613	103,311	94,982

PDL BIOPHARMA, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

We use certain non-GAAP financial measures in evaluating our operating performance. These non-GAAP financial results are based upon earnings before interest income, interest expense, income taxes, depreciation and amortization (EBITDA), further adjusted to exclude certain non-cash and other charges, including acquired in-process research and development, asset impairment charges and stock-based compensation. We believe that these non-GAAP financial measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations.

	Three months ended December 31,
(In thousands, except per share data )	2005				2004
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues:
Product sales, net	$39,012			$39,012	$—			$—
Royalties	33,373			33,373	19,935			19,935
License and other	11,268			11,268	2,894			2,894

Total revenues	83,653			83,653	22,829			22,829

Costs and expenses:
Cost of product sales	16,776	$(10,565	)(1)	6,211
Research and development	46,959	(4,371	)(2)	42,588	30,199	$(3,563	)(2)	26,636
Selling, general and administrative	28,028	(820	)(3)	27,208	8,624	(526	)(3)	8,098
Asset impairment charges	16,044	(16,044	)(4)	—	—			—

Total costs and expenses	107,807	(31,800)		76,007	38,823	(4,089)		34,734

Operating income (loss)	(24,154)	31,800		7,646	(15,994)	4,089		(11,905)

Interest and other income, net	2,781	(2,889	)(5)	(108)	2,523	(2,505	)(5)	18
Interest expense	(2,655)	2,655		—	(1,099)	1,099		—

Income (loss) before income taxes	(24,028)	31,566		7,538	(14,570)	2,683		(11,887)
Income taxes expense (benefit)	(899)	899		—	12	(12)		—

Net income (loss)	$(23,129)	$30,667		$7,538	$(14,582)	$2,695		$(11,887)

Net income (loss) per basic share	$(0.22)			$0.07	$(0.15)			$(0.12)

Net income (loss) per diluted share	$(0.22)			$0.06	$(0.15)			$(0.12)

Shares used in computation of net income (loss) per basic share	107,512			107,512	95,613			95,613

Shares used in computation of net income (loss) per diluted share	107,512			116,514	95,613			95,613

(1)	Amortization of intangible assets for our marketed products in Q4’05.
(2)	Depreciation expenses for our fixed assets ($3.8M in Q4’05, $2.9M in Q4’04), and amortization of intangible assets associated with the Eos Biotechnology, Inc. acquisition and the re-acquisition from Roche of rights to Zenapax ($0.6M in Q4’05, $0.6M in Q4’04).
(3)	Depreciation expenses for our fixed assets ($0.4M in Q4’05, $0.2M in Q4’04), and stock-based compensation ($0.4M in Q4’05, $0.3M in Q4’04).
(4)	Asset impairment charges for off-patent brands of $0.2M and write-off of option to re-acquire rights to manufacture and market Zenapx for acute renal transplant rejection of $15.8M in Q4’05.
(5)	Interest income.

PDL BIOPHARMA, INC.

NON-GAAP CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

We use certain non-GAAP financial measures in evaluating our operating performance. These non-GAAP financial results are based upon earnings before interest income, interest expense, income taxes, depreciation and amortization (EBITDA), further adjusted to exclude certain non-cash and other charges, including acquired in-process research and development, asset impairment charges and stock-based compensation. We believe that these non-GAAP financial measures enhance an investor’s overall understanding of our financial performance and future prospects by reconciling more closely to the actual cash expenses of the Company in its operations.

	Years ended December 31,
(In thousands, except per share data )	2005				2004
	GAAP	Adjustments		Non-GAAP	GAAP	Adjustments		Non-GAAP
Revenues:
Product sales, net	$118,449			$118,449	$—			$—
Royalties	130,068			130,068	83,807			83,807
License and other	28,395			28,395	12,217			12,217

Total revenues	276,912			276,912	96,024			96,024

Costs and expenses:
Cost of product sales	60,257	(35,434	)(1)	24,823
Research and development	172,039	(16,396	)(2)	155,643	122,563	(14,280	)(2)	108,283
Selling, general and administrative	82,295	(2,094	)(3)	80,201	31,806	(1,519	)(3)	30,287
Asset impairment charges	31,269	(31,269	)(4)	—
Acquired in-process research and development	79,417	(79,417)		—	—			—

Total costs and expenses	425,277	(164,610)		260,667	154,369	(15,799)		138,570

Operating income (loss)	(148,365)	164,610		16,245	(58,345)	15,799		(42,546)

Interest and other income, net	9,616	(9,664	)(5)	(48)	10,212	(9,739	)(5)	473
Interest expense	(10,177)	10,177		—	(5,028)	5,028		—

Income (loss) before income taxes	(148,926)	165,123		16,197	(53,161)	11,088		(42,073)
Income taxes expense	868	(868)		—	80	(80)		—

Net income (loss)	$(149,794)	$165,991		$16,197	$(53,241)	$11,168		$(42,073)

Net income (loss) per basic share	$(1.45)			$0.16	$(0.56)			$(0.44)

Net income (loss) per diluted share	$(1.45)			$0.15	$(0.56)			$(0.44)

Shares used in computation of net income (loss) per basic share	103,311			103,311	94,982			94,982

Shares used in computation of net income (loss) per diluted share	103,311			109,222	94,982			94,982

(1)	Amortization of intangible assets for our marketed products in 2005.
(2)	Depreciation expenses for our fixed assets ($14.2M in 2005, $11.0M in 2004), amortization of intangible assets associated with the Eos Biotechnology, Inc. acquisition and the re-acquisition from Roche of rights to Zenapax ($2.1M in 2005, $2.5M in 2004), restructuring charges (none in 2005, $0.3M in 2004), and stock-based compensation ($0.2M in 2005, $0.6M in 2004).
(3)	Depreciation expenses for our fixed assets ($1.2M in 2005, $0.8M in 2004), and stock-based compensation ($0.8M in 2005, $0.6M in 2004).
(4)	Asset impairment charges for off-patent brands of $15.5M and write-off of option to re-acquire rights to manufacture and market Zenapx for acute renal transplant rejection of $15.8M in 2005.
(5)	Interest income.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)	December 31, 2005	December 31, 2004*
	(unaudited)
Cash, cash equivalents, marketable securities and restricted investments	$333,922	$397,080
Total assets	1,170,262	713,732
Total stockholders’ equity	531,144	412,510

*	Derived from the December 31, 2004 audited consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOW DATA

(Unaudited)

	Three months ended December 31, 2005	Year ended December 31, 2005
Net loss	$(23,129)	$(149,794)
Adjustments to reconcile net loss to net cash provided by operating activities	22,858	167,489
Changes in assets and liabilities	2,368	13,620

Net cash provided by operating activities	$2,097	$31,315